EXHIBIT 10.1
THIRD AMENDMENT
TO THE
PNM RESOURCES, INC.
EXECUTIVE SAVINGS PLAN II

Effective as of December 15, 2004, PNM Resources, Inc. (the “Company”) adopted the PNM Resources, Inc. Executive Savings Plan II (the “Plan”).  The Plan has been amended on two previous occasions.  By this instrument, the Company now desires to amend the Plan as set forth below.

1.           This Third Amendment shall be effective as of the date on which it is executed.

2.           This Third Amendment amends only the provisions of the Plan as set forth herein, and those provisions not expressly amended hereby shall be considered in full force and effect.  Notwithstanding the foregoing, this Third Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Third Amendment.

3.           Section 1.1 (ii) (Definitions - Separation from Service) of the Plan is hereby amended and restated in its entirety to read as follows:
(ii)           “Separation from Service” means the termination of a Participant’s employment with the Company and all affiliates and 50% Affiliates due to death, retirement or other reasons.

The Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company, an affiliate or 50% Affiliate is provided either by statute or contract).  If the Participant’s period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period.  Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

The provisions of this Section 1.1(ii) as in effect immediately prior to the adoption of the Third Amendment to this Plan shall apply with respect to any Participant who terminates employment with the Company and all Adopting Affiliates on or before December 31, 2007 if, prior to the adoption of the Third Amendment, the Participant otherwise would have been entitled to receive a distribution in accordance with Section 6.5 (Timing of Distribution) during calendar year 2007.

The provisions of this Section 1.1(ii) as in effect immediately prior to the adoption of the Third Amendment to this Plan also shall apply with respect to amounts credited to a Participant’s Account as of December 31, 2007 unless on or before the earlier of December 31, 2007 or the Participant’s Separation from Service (as determined prior to the adoption of the Third Amendment) the Participant consents to the application of the modified definition of the term Separation from Service to the Participant.

4.           Section 1.1 (Definitions) of the Plan is hereby amended by the addition of the following new subsection (tt) to the end thereof to read as follows:

(tt)           “50% Affiliate” means any of the following:  (1) an entity that would be a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group if for purposes of applying Section 1563(a)(1), (2) or (3) of the Code for determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3); and (2) an entity that would be a member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code) that includes the Company as a member of the group if for purposes of applying Treas. Reg. § 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. § 1.414(c)-2.

5.           Section 4.2 (Vesting in the Supplemental Credit Account) of the Plan is hereby amended and restated in its entirety to read as follows:

4.2           Vesting in the Supplemental Credit Account.  The Supplemental Credits for the initial Plan Year shall vest on December 1, 2006.  The Supplemental Credits for any Plan Year beginning after the Effective Date shall vest on a two year cliff vesting schedule.  For example, if a Supplemental Credit is allocated to a Participant’s Supplemental Credit Account on December 1, 2005, that amount will fully vest on December 1, 2007 and if a Supplemental Credit is allocated to a Participant’s Supplemental Credit Account on December 1, 2006, that amount will fully vest on December 1, 2008, and so on.  If a Participant is employed by the Company or an Adopting Affiliate and ownership of the Adopting Affiliate is transferred to a 50% Affiliate, service with the 50% Affiliate will be considered to be service with the Company for purposes of vesting in the Participant’s Supplemental Credit Account.  Likewise, if a Participant leaves the employ of the Company or an Adopting Affiliate to become employed by a 50% Affiliate, service with the 50% Affiliate will be considered to be service with the Company for purposes of vesting in the Participant’s Supplemental Credit Account.  The provisions of the two preceding sentences pursuant to which service with a 50% Affiliate will be considered to be service with the Company shall be inapplicable if the Participant refuses to consent to the changes to the definition of Separation from Service made by the Third Amendment.

Notwithstanding the foregoing, each Eligible Officer shall be fully vested in all amounts credited to his Supplemental Credit Account on and after the first to occur of the following events:

(a)	The Eligible Officer attaining age 55 with two Years of Service;

(b)	The Eligible Officer’s Normal Retirement Date;

(c)	The date of Separation from Service by the Eligible Officer due to Disability;

(d)	The date of death of the Eligible Officer; or

(e)
The termination (other than for “Cause”) or “Constructive Termination” of the Eligible Officer’s employment by the Company following a Change in Control.  For this purpose, the terms “Constructive Termination” and “Cause” shall have the meanings ascribed to them under the Officer Retention Plan.  If regulations issued by the Department of the Treasury pursuant to Section 409A of the Code prohibit vesting triggered by a Change in Control, or accelerate the taxation of any portion of a Participant’s Accounts due to such vesting, this clause (e) shall be void.

IN WITNESS WHEREOF, PNM Resources has caused this Third Amendment to be executed as of this 4th day of June, 2007.

PNM RESOURCES, INC.

By:           /s/ Alice A. Cobb

      Its: SVP, Chief Administrative Officer